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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                    FORM 8-K


                             Current Report Pursuant
                          to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



   Date of report (Date of earliest event reported)      November 24, 1998
                                                     ---------------------------

                              SABRATEK CORPORATION
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             (Exact Name of Registrant as Specified in Its Charter)

          Delaware                      1-11831                 36-3700639
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(State or Other Jurisdiction          (Commission            (I.R.S. Employer
      of Incorporation)               File Number)           Identification No.)

         8111 North St. Louis, Skokie, Illinois                    60076
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        (Address of Principal Executive Offices)                 (Zip Code)

                                 (847) 720-2400
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              (Registrant's Telephone Number, Including Area Code)

                                 Not Applicable
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          (Former Name or Former Address, if Changed Since Last Report)




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ITEM 5:  Other Events

         Sabratek Corporation ("Sabratek" or the "Company") announced that it has suspended distribution of its Rocap flush product line. The suspension was a result of discussions and meetings with the Food and Drug Administration (the "FDA") regarding the status of Rocap's 510k submission which was filed with the FDA in May, 1997. The halt in shipping is not the result of any quality, safety or effectiveness problems with the product. Sabratek has agreed with the FDA to resubmit 510k's for its Rocap flush products. Sabratek is taking actions to focus all necessary resources on complying with 510(k) requirements as soon as possible. Among other actions, as previously announced, Sabratek has placed new management in charge of Rocap's operations and regulatory affairs. Sabratek anticipates filing new 510k's within the next few weeks. It is uncertain as to when Sabratek will be able to resume shipments.

         It is uncertain how long this suspension will last. The Company currently anticipates that the suspension will negatively impact financial results of the fourth quarter, 1998 by $5-6 million in sales and $2-2.5 million in pretax income, which is a material short fall to consensus analyst estimates for the fourth quarter. Sabratek stated that while it hoped the FDA will make a determination that Sabratek's 510k responses are adequate and allow it to resume distribution during the fourth quarter, the Company could give no assurance that this will occur.


                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




Date: November 25, 1998                     By:  /s/ Stephen L. Holden
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                                                          President









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